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                    UNITED STATES                        OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C. 20549             ----------------------------
                                                  OMB Number:       3235-0058
                                                  Expires:   January 31, 2002
                   FORM 12b-25                    Estimated average burden
                                                  hours per response.....2.50
          NOTIFICATION OF LATE FILING             ----------------------------
                                                        SEC FILE NUMBER
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                                                          CUSIP NUMBER
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(Check One): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q  [ ]Form N-SAR

      For Period Ended:      June 30, 2001
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      [ ] Transition Report on Form 10-K
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition
      Report on Form N-SAR For the Transition Period Ended:
                                                            -------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify
Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

 Stardrive Solutions Inc.
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Full Name of Registrant
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     Sunhawk.com Corporation
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Former Name if Applicable
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     28720 Roadside Drive, Suite 301
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Address of Principal Executive Office (Street and Number)
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     Agoura Hills, CA  91301
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City, State and Zip Code


PART II -- RULES 12B-25(B) AND (C)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

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       [X] (a) The reasons described in reasonable detail in
               Part III of this form could not be eliminated without unreasonable effort or expense;

       [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE


State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report, or portion thereof, could not be filed within the prescribed time period.

     The Form 10-QSB for the quarter ended June 30, 2001 could not be filed within the prescribed period without unreasonable effort and expense due to the substantial amount of time and resources expended by the registrant's management, including its Chief Executive Officer and Chief Financial Officer, relating to the recently consummated merger with A.N.N. Automation, Inc. and the concomitant combination of operations.


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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     David Griffith                                  818            879-0000
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         (Name)                                  (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               [X] Yes  [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            Stardrive Solutions Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   August 10, 2001        By  /s/  David Griffith
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                                  Name:  David Griffith
                                  Title:  President and Chief Executive Officer


                                    ATTENTION

   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S. CODE 1001).



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